UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In November and December 2014, Cryoport, Inc. (the “Registrant”) entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Investors”) for aggregate gross proceeds of $735,744 (approximately $652,665 after estimated cash offering expenses) pursuant to certain Subscription Agreements between the Registrant and the Investors (collectively, the “Subscription Agreements”). The Registrant intends to use the net proceeds for working capital purposes.

Pursuant to the Subscription Agreements, the Registrant issued shares of Class A Convertible Preferred Stock and warrants to purchase common stock of the Registrant (“Common Stock”). The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class A Convertible Preferred Stock of the Registrant (“Preferred Stock”) and (ii) one warrant to purchase eight (8) shares of Common Stock at an exercise price of $0.50 per share, which were immediately exercisable and may be exercised at any time on or before March 31, 2019. A total of 61,313 Units were issued in exchange for gross proceeds of $735,744, or $12.00 per Unit, in November and December 2014.

Emergent Financial Group, Inc. served as the Registrant’s placement agent in this transaction and received, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Investors, in addition to the reimbursement of legal expenses of up to $40,000. Emergent Financial Group, Inc. will also be issued a warrant to purchase three shares of Common Stock at an exercise price of $0.50 per share for each Unit issued in this transaction. The Registrant and Emergent Financial Group, Inc. have agreed that the offering of Units to new Investors will be extended through February 28, 2015.

The foregoing summary of the terms and conditions of the Subscription Agreements and the warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents, which will be filed as exhibits with the Registrant’s Form 10-K filing for the fiscal year ended March 31, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2014, and January 14, 2015, the Company issued to certain accredited investors 2014 Series Secured Promissory Notes (the “Notes”) in the aggregate original principal amount of $450,000. The Notes accrue interest at a rate of 7% per annum. All principal and interest under the Notes will be due on July 1, 2015, however, the Company may elect to extend the maturity date of the Notes to January 1, 2016 by providing written notice to the Investors and a warrant to purchase a number of shares of the Company’s common stock equal to (a) the then outstanding principal balance of the Note, divided by (b) $0.50 multiplied by 125%. The Company may prepay the Notes at any time without penalty and shall prepay the Notes in an amount equal to 25% of the net cash proceeds received by the Company during each month from the issuance of either debt or equity.

The Company has previously issued Notes in the aggregate original principal amount of $415,000. Accordingly, through January 2015, the Company has issued Notes in the aggregate principal amount of $865,000 and warrants to purchase 1,937,500 shares of common stock. In January 2015, the Company repaid $113,475 of the original principal amount.

The Notes are secured by all tangible assets of the Company pursuant to the terms of that certain Security

Agreement dated December 3, 2014 between the Company and the Investors. The Company is obligated to keep the collateral and all of its other personal property and assets, including general intangibles, free and clear of all security interests, except for certain limited exceptions.

The foregoing summary of the terms and conditions of the Notes and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents, which will be filed as exhibits with the Registrant’s Form 10-K filing for the fiscal year ended March 31, 2014.

Item 3.02 Recent Sale of Unregistered Securities.

The information set forth in Items 1.01 and 2.03 above are incorporated herein by reference.

In connection with the issuance of the Notes on December 10, 2014 and January 14, 2015, the Company issued the Investors warrants to purchase 900,000 shares of common stock at an exercise price of $0.50 per share. The warrants are exercisable on May 31, 2015 and expire on November 30, 2021.

Cryoport did not pay any discounts or commissions with respect to the issuance of the Notes or the warrants issued in connection with the Notes.

The sale and issuance of the Units, the Notes, and the warrants issued in connection with the Notes was completed in accordance with the exemption provided by Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act, in that such sale and issuance was made without any public offering to “accredited investors,” as that term is defined under Rule 501 of Regulation D of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: January 20, 2015	By:	/s/ Robert Stefanovich
Robert Stefanovich
Chief Financial Officer